Exhibit 3.118

CR-74451

Certificate of Incorporation

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

I, **MARK ANTONIO BECKFORD** *Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law (Revised), that all the requirements of the said Law in respect of registration were complied with by*

ENSCO OFFSHORE INTERNATIONAL COMPANY

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 18th Day of June One Thousand Nine Hundred Ninety-Seven

Given under my hand and Seal at George Town in the Island of Grand Cayman this Eighteenth day of June One Thousand Nine Hundred Ninety-Seven

(SGD. M.A. BECKFORD)

Assistant Registrar of Companies, Cayman Islands, B.W.I.

CERTIFIED TO BE A TRUE AND CORRECT COPY

SIG. ____________

CINDY Y. JEFFERSON
Dep. Registrar of Companies

DATE November 5th, 1997